Exhibit 99.1

CORNERSTONE GROWTH & INCOME REIT TO
PURCHASE ASSISTED LIVING/MEMORY CARE FACILITY IN BRADENTON, FLORIDA

(Irvine, CA) April 1, 2009 - Cornerstone Growth & Income REIT, Inc. announced today that it has entered into a commitment to purchase Windsor Oaks, a 36-unit, assisted living and memory care facility in Bradenton, Florida. The property, the second proposed acquisition in the Cornerstone Growth & Income REIT, spotlights the strategic alliance that was formed between Cornerstone Real Estate Funds and Servant Healthcare Investments. Based on the facility’s 2008 net operating income and a purchase price of $4.5 million, the acquisition cap rate is 10.5%.

Legend Senior Living, having managed Windsor Oaks since 2003, will continue their role as manager. Legend is a privately held company that operates other Windsor facilities in the Bradenton / Sarasota market as well as properties in other communities in Florida, Kansas and Oklahoma.

The site consists of two adjacent single-story buildings, each containing approximately 8,800 square feet. They are situated on approximately 2 acres of land with room for an approximate 10 unit expansion. The facility was built in 1996 with major renovations completed in 2003.

Of the 36 units, 18 are devoted to assisted living, while the other half are designated as memory care units. As of March 17, 2009, Windsor Oaks is 100% occupied with average annual occupancy above 94% since January 2006 according to the facility’s historical census.

The city of Bradenton is a popular retirement destination where 30% of residents are age 60 or older according to an IDcide.com city profile. The property is located 1.4 miles from Blake Medical Center which has been recognized nine times on Solucient’s Top 100 Hospitals in America list according to the Blake Medical Center website.

Windsor Oaks is situated on a well-landscaped lot with mature oak trees. Some of the amenities include a dining room and living room with front porches and screened back porches. The Memory Care building contains a country kitchen, a beauty salon, and an enclosed courtyard. All units feature a private bathroom and shower, two closets, emergency pulls in the bedroom and bathroom. Units range in size from approximately 285 to 354 square feet. Services provided include up to three meals per day, plus snacks, weekly housekeeping and linen service and 24 hour staffing. Windsor Oaks offers five different levels of care, depending on the degree of a resident’s needs.

Although most of the contingencies have been satisfied and Cornerstone Growth & Income REIT expects to acquire the property in accordance with the terms of the agreement, there can be no assurance that the remaining contingencies will be satisfied or that events will not arise that could prevent Cornerstone Growth & Income REIT from completing the acquisition.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risk and uncertainties which could cause actual results to vary materially form those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes general economic conditions, changes in real estate conditions, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds.

This is not an offer or a solicitation to purchase securities. Such an offer can be made only by means of a prospectus that includes more complete information on the fees and risk factors involved. Investors should read aprospectus carefully before investing. To obtain a prospectus, please contact your investment professior Pacific Cornerstone Capital, Inc. at 1920 Main Street, Suite 400, Irvine, CA 92614 (877 805 3333). Securitieoffered through Pacific Cornerstone Capital, Inc. Member FINRA and SIPC. Investments are not FDIC insured, not bank guaranteed and may lose value.